UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 12, 2018

MORNINGSTAR, INC.

(Exact name of registrant as specified in its charter)

Illinois	000-51280	36-3297908
(State or other	(Commission	(I.R.S. Employer
jurisdiction	File Number)	Identification No.)
of incorporation)

22 West Washington Street
Chicago, Illinois	60602
(Address of principal executive offices)	(Zip Code)

(312) 696-6000

(Registrant’s telephone number, including
area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 7.01. Regulation FD Disclosure.

The following information is included in this Current Report on Form 8-K as a result of Morningstar, Inc.’s policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available around April 6, 2018.

Caution Concerning Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others,

•     liability for any losses that result from an actual or claimed breach of our fiduciary duties;

•     failing to maintain and protect our brand, independence, and reputation;

•     failing to differentiate our products and continuously create innovative, proprietary research tools;

•     failing to respond to technological change, keep pace with new technology developments, or adopt a successful technology strategy;

•     trends in the asset management industry, including the increasing popularity of passively managed investment vehicles;

•     inadequacy in our business continuity program in the event of a material emergency or adverse political or regulatory developments;

•     liability related to the storage of personal information related to individuals as well as portfolio and account-level information;

•     compliance failures, regulatory action, or changes in laws applicable to our investment advisory or credit rating operations;

•     an outage of our database, technology-based products and services, or network facilities or the movement of parts of our technology infrastructure to the public cloud;

•     downturns in the financial sector, global financial markets, and global economy;

•     the effect of market volatility on revenue from asset-based fees;

•     the failure of acquisitions and other investments to produce the results we anticipate;

•     the failure to recruit, develop, and retain qualified employees;

•     challenges faced by our non-U.S. operations, including the concentration of data and development work at our offshore facilities in China and India;

•     liability relating to the acquisition or redistribution of data or information we acquire or errors included therein; and

•     the failure to protect our intellectual property rights or claim of intellectual property infringement against us.

Investor Questions and Answers: March 12, 2018

We encourage current shareholders, potential shareholders, and other interested parties to send questions to us in writing and make written responses available on a regular basis. The following answers respond to selected questions received through March 12, 2018.

If you would like to submit a question, please send an e-mail to investors@morningstar.com or write to us at the following address:

Morningstar, Inc.

Investor Relations

22 W. Washington St.

Chicago, IL 60602

Direct and Data Business

1.              What has been driving the acceleration of the Direct and Data businesses? Could you provide more visibility on how this growth is derived between price, more customers, and more products to the same customers?  How much of this growth is replacing legacy product lines and has there been a one-time price increase for the expanded set of products provided by Direct vs. legacy lines?

Morningstar Data and Direct were our first and second largest products by revenue, respectively, in 2017, and we were pleased by the strong level of year-over-year organic revenue growth that each achieved. Morningstar Data grew revenue organically by 7.2%, while Morningstar Direct grew by 12.6%. Both of these businesses are key investment areas for Morningstar, and we’ve been very focused on innovating upgrades, product extensions, and new features that benefit our clients in order to drive revenue growth.

Pricing for Morningstar Data is based on the number of investment vehicles covered, the amount of information provided for each security, the frequency of updates, the method of delivery, the size of the licensing firm, and the level of distribution. In 2017, Data revenue growth was primarily driven by sales to existing clients of data elements such as licensed access to an asset manager’s full holdings, or expanded-use cases (i.e.: clients buy data to use for one specific purpose, and then upgrade to use the same data for other purposes for an additional charge). In addition, Data revenue received a boost from clients preparing for MiFID II in Europe, as well as strong demand from U.S.-based clients for solutions that showcase, through a combination of data and proprietary research, how an advisor’s portfolio recommendation is in a client’s best interest.

Pricing for Direct is based on the number of licenses purchased by each client. For clients in the U.S., we generally charge an annual fee of $18,000 for the first user, $11,500 for the second user, and $9,800 for each additional user. Rather than legacy product replacement, revenue growth in 2017 was mainly driven by product enhancements, such as our new fixed-income analytics, and new datasets related to MiFID II requirements, such as 47 additional target market and investment fees data points. This growth was fairly evenly split between existing and new clients. The spread between revenue growth (12.6%) and the growth in licenses (11.1%) shows that we realized modest price increases in 2017.

Over the past several years, we’ve been rebuilding Morningstar Direct into a purely web-based platform, retooling existing capabilities, and developing new solutions to support the daily workflow of asset managers, manager researchers, and wealth managers. By developing the Morningstar cloud ecosystem, we will be able to deliver upgrades and innovations instantly, without any downtime to our clients. With the Manager Research edition in beta since last year, we look forward to introducing the Asset Manager edition into beta later in 2018.

2.             What do you envision as the long-term growth potential of this market (data & services into the investment management industry) and as Morningstar’s share in that market?

According to the latest report published by Burton-Taylor International Consulting, global spend for financial market data/analysis exceeded $27 billion in 2016. Comparing our size today ($911.7 million in 2017 revenue) against the size of the market suggests that we have ample prospects for winning new business. We’ve identified three major industry trends that provide us opportunities to grow market share over the long run. First, we expect that the ongoing digitization of the financial services industry will support demand for Morningstar’s products and services. Our history of infusing our data with our intellectual property positions us well to help individual investors, advisors, and asset managers realize the benefits of Big Data and analytics in their operations and investment strategies. For example, our global risk model allows clients to run scenario analyses that can quantify the impact of simulated events on their portfolios, and we’ve only just scratched the surface with exciting innovations like real-time data sets. Second, we believe that the global regulatory environment is demanding greater transparency and governance within global markets. We’re confident that the investments we make to further enhance our data, research, and analytical tools will help our clients meet the unique challenges posed by an evolving regulatory landscape. Third, the shift from high-cost active management to low-cost passive investment vehicles continues to be a major driver of change in our industry. In this environment, fee compression is causing some of our clients to be more cost-conscious. As we continue to expand our datasets and enhance our solutions capabilities, we help our clients save money when they consolidate their spend with us. Furthermore, although we believe that reasonably-priced active management will always have a place, we’ve added to our data and service offerings in response to increasing investor preference for passive vehicles by enhancing our data and analytics around ETFs. We’ve also diversified our offerings by adding capability in other areas of importance for investors, such as expanding our fixed income data and analytics, building solutions in multi-asset and goals-based investing, offering environmental, social, governance (ESG) ratings, and adding coverage on private capital markets through PitchBook.

Morningstar Managed Portfolios

3.             What is the key value proposition for advisors in selling Morningstar Managed Portfolio versus a third-party managed fund, index or ETF?  How large can the Managed Portfolios business grow to in terms of AUM and revenue?  What advisor products are you predominantly replacing with Managed Portfolios?

We’ve observed increasing demand for outsourced investment management solutions amongst advisors looking to add scale to their practices, ease regulatory burden, and free up time so they can do what they do best, which is building a trusted, personal relationship with their clients. Rather than spending time on asset allocation strategies and sifting through the vast quantities of investment vehicles available today, Morningstar Managed Portfolios offer advisors turnkey portfolios that leverage Morningstar’s independent investment research.

We believe that Managed Portfolios’ key value proposition relative to third-party managed fund/ETF offerings resides with our open architecture. In other words, we have the ability to pick best-of-breed managers to fulfill the mandates within our portfolios, and we are not constrained by the rules-based architecture of an ETF. Rather, we offer active management that leverages a valuation-driven approach to asset allocation within our portfolios. We believe this helps advisors fulfill fiduciary responsibilities, because they can offer our “best thinking” to clients in a manner that is relatively free from constraints. In addition, our Managed Portfolios clients will have exclusive access to our branded Morningstar Mutual Funds, which we plan to launch in the United States in 2018. We believe this lower-cost offering will be even more attractive to advisors and the end investors we jointly serve. From time-to-time, we replace other third-party managed portfolios as we seek to gain share in this growing business.

In 2017, assets under management and advisement in Managed Portfolios expanded by 31.8% to $39.8 billion, which we believe is reflective of the growth investments we made in this business, continued adoption of our offerings in the marketplace, and the overall strength in global markets in 2017. We remain confident in the significant opportunity we have in the U.S. to grow Managed Portfolios, and equally excited about our prospects in Australia, the UK, and South Africa as well.

Institutional Asset Management Business

4.             What caused the ~$40B YoY decline in assets in the Institutional Asset Management business this year? The press release cited a change in strategic focus, but can you please explain why the magnitude of the decline was so large in Q4’17 and what we should expect from that business line going forward? Was any of this business moved over to Managed Portfolios?

We anticipated declines in Institutional Asset Management in 2017. In recent years, we made the choice to focus on our scalable and higher margin Managed Portfolios offering, and shift away from customized investment management, which required building portfolios tailored to the needs of individual clients. Even though we’re still serving the legacy portfolios we created for clients under this arrangement, we’ve stopped actively trying to win new business. This strategic shift also means that some clients will choose not to renew with us. For example, much of the year-over-year decline in Institutional Asset Management came from the loss of a large client in Q4 2017.

Instead, we’re focusing incremental investment in this business, as well as deploying our sales efforts, to drive growth in Managed Portfolios. The outcome of this can be seen in our full year financial results, as Managed Portfolios now represents almost 60% of our assets under management and advisement in Morningstar Investment Management ($39.8 billion out $68.3 billion). Managed Portfolios’ assets grew a healthy 31.8% in 2017, which offset the 69.7% decline in Institutional Asset Management’s assets. Going forward, we expect that Managed Portfolios will represent an increasing percentage of Morningstar Investment Management’s assets as we continue to execute our strategy.

Credit Ratings

5.             With the retirement of Vickie Tillman and the appointment of Brian Grow as president of Credit Ratings, has the strategy for the credit ratings business changed?  Does Morningstar still want to target this to be a greater than $100 million business or does Morningstar want to pursue a more focused, niche strategy?

We’re excited to have Brian Grow lead Morningstar Credit Ratings (MCR), which continues to be one of Morningstar’s key investment areas. Given that Brian worked closely with Vickie Tillman over her tenure, we expect a smooth transition and little change to our fundamental strategy. We’ve been focused on evolving MCR beyond our legacy CMBS franchise, and Brian has been a key contributor to crafting and implementing our growth strategies in RMBS and ABS. This expansion was a big factor in our performance this year, contributing to the strong 18.8% revenue growth we achieved in MCR. Brian’s track record of success in these areas gives us confidence that he and our team are capable of driving long-term growth and quality across MCR as we expand our services across the credit universe (CMBS, RMBS, ABS, and corporates).

Operating Margins

6.             Margins have been lumpy over the past several quarters and the organic margin flow-through has not matched the strong organic revenue growth, largely due to added headcount, compensation and sales commissions expenses. Why has the step up in costs outpaced the revenue growth and been mis-matched from a timing perspective? Looking ahead, what is your longer term operating margin target for the business?

It’s true that our operating margins have fluctuated over the past several quarters. There are always certain factors that may impact our margins from quarter to quarter, and we highlighted several special items in our latest earnings release that had a big impact on financial results. These items included increased commissions and bonus expense and an asset impairment charge. Given some of the quarterly variability, we believe that our annual results provide better indicators of performance.

In 2017, our operating margins declined by 400 basis points to 18.6%. That decline was primarily due to PitchBook, given its higher expense profile relative to revenue. We’ve been investing in PitchBook to drive growth and scale (especially in sales resources and technology), and we plan to continue doing so in 2018. On an adjusted basis, excluding acquisitions and currency, our operating margins declined 170 bps. That was largely due to some of the items you mentioned. Excluding PitchBook expenses, the key drivers of our margin decline were commissions and bonus expense, stock-based compensation, and depreciation and amortization (which included the impairment charge). Certain items do have timing implications on our reported results and commissions represented the largest factor this year. Since we meaningfully exceeded our sales targets in 2017, this resulted in significantly higher commission expense versus 2016 (especially in the fourth quarter). While this sets a strong foundation for 2018, it presented a mismatch against revenue recognition in 2017. We are changing how we account for commission expense in 2018 under the new revenue recognition standard. We addressed that question separately for you below.

We also recognize the inherent leverage in our operating model and remain focused on keeping the rate of expense growth lower than revenue growth over the long term. Excluding some of the items discussed here, we made positive progress in 2017 and believe we can continue that into 2018. However, we will also make sure that we are investing appropriately in the business and striking the right balance between short-term results and our long-term goals. As we have in the past, we will continue to be upfront and transparent about those decisions in the future.

Accounting Rule Changes

7.             Will the changes to accounting rules (e.g. ASC 606) have any notable impacts on your reporting?

The new revenue recognition standard will have some notable impacts on our future reporting and there are two primary changes that will affect our results. The first relates to the delivery of third-party content (principal vs. agent relationship). This change will result in an increase in both revenue and cost of revenue versus prior periods with no anticipated net impact to operating income. We currently estimate that $6 million to $7 million of revenue will be recognized on a gross rather than a net basis for certain contractual arrangements.

The second change relates to the capitalization of costs to obtain contracts (primarily sales commissions). We expect this change to result in an increase to retained earnings of approximately $25 million to $30 million for commissions. which were previously expensed. We will then amortize this adjustment over a period up to three years and expect 2018 commission expense resulting from this change to be between $14 million and $16 million. Additionally, in 2018, we will expense any discretionary payments made under our commission plans as well as pro-rata portions of any new commission amounts paid in 2018. You will start to see the impact of our adoption of the new standard in the first quarter of 2018. You can also refer to Item 7: Management’s Discussion and Analysis and Note 17: Recently Issued Accounting Pronouncements in our 10-K for additional information.

Tax Reform

8.             Due to tax reform, what is the right go-forward tax rate we should expect (is it the 24% effective tax rate reported for 2017)?

As we disclosed in our fourth-quarter and full-year 2017 earnings, we booked a provisional net benefit of $10.6 million to account for the estimated impact of Tax Reform. This was one of the primary drivers of the 23.9% effective tax rate that we reported for the full-year 2017. Please see Note 14 in our 2017 10-K for more information on the factors that comprise this provisional net benefit, which is subject to adjustment during a measurement period not to exceed one year from enactment in accordance with guidance from the Securities and Exchange Commission.

We continue to analyze the information required to quantify the effects of Tax Reform; however, based on our current mix of business, and our interpretation of the legislation as it stands today, we project that our go-forward effective tax rate, before any discrete items, is likely to be in the mid-20s.

Earnings Calls

9.             Will you consider doing earnings calls?

Ever since our initial public offering in 2005, we’ve held the belief that hosting quarterly conference calls reinforces a short-term mindset, which runs counter to our mission of fostering an environment focused on creating longer-term value for our shareholders. That said, we strive to be as candid as possible in our communications. For example, our fourth-quarter and full-year 2017 earnings press release explained numerous special items that impacted our results in an effort to provide a high level of transparency. In addition, we do provide the opportunity for shareholders to engage with the management team via monthly written Q&A and in-person with live Q&A at the company meeting, which we will hold at our offices this year on Friday, May 18.  We hope to see you there. While we don’t intend to change our policy regarding earnings calls, we believe that shareholder engagement is critical and welcome your feedback as we evaluate our investor relations strategies.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: March 12, 2018	By:	/s/ Jason Dubinsky
Jason Dubinsky
Chief Financial Officer